EXHIBIT 15.1

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

     The management of Companhia Siderúrgica Nacional and subsidiaries (‘the Company”) is responsible for establishing and maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting.

     The Company’s internal control over financial reporting is a process designed by, or under the supervision of, the Company’s Audit Committee, principal executive and principal financial officers, and effected by the Company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.

     Because of its inherent limitations, internal control over financial reporting may not prevent or detect material misstatements on a timely basis. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012 based on the criteria established in “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations – COSO – of the Treadway Commission. Based on the assessment, management has concluded that, as of December 31, 2012, the Company’s internal control over financial reporting is effective.

April 23, 2013	COMPANHIA SIDERÚRGICA NACIONAL

/s/ Benjamin Steinbruch	/s/ Rogério Leme Borges dos Santos

Name: Benjamin Steinbruch	Name: Rogério Leme Borges dos Santos
Title: Chief Executive Officer	Title: Controller / Principal Financial Officer